Exhibit 99.1
Newmont and Sumitomo Complete 7% Share Sale of PTNNT for Approximately $247 Million
DENVER, December 14, 2009 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced that its subsidiary, Newmont Indonesia Limited (“NIL”), together with Nusa Tenggara Mining Corporation (“NTMC”) (an affiliate of Sumitomo Corporation), completed the sale of 7% of PT Newmont Nusa Tenggara (“PTNNT”) for the 2008 divestiture to PT Multi Daerah Bersaing (“PTMDB”), a consortium comprised of regional and local governments near the Batu Hijau mine, and PT Multicapital, a private company.
Upon completion of this sale, Newmont received approximately $139 million in cash, reflecting its 56.25% portion of the $247 million sale price. This is in addition to $220 million in proceeds for Newmont from the 10% PTNNT divestiture share sale concluded on November 16, 2009. This share transfer results in a pre-tax gain of approximately $70 million that will be carried as an increase to equity in Newmont’s Consolidated Balance Sheet.
“We are pleased the 2008 divestiture share sale is now complete, as we continue to fulfill the obligations outlined in our Contract of Work with the Government of Indonesia,” said Alan Blank, Executive Vice President, Legal and External Affairs. “We look forward to working with our new partners for the benefit of our shareholders and local communities, with a focus on maintaining industry leading standards for employee safety, environmental management and social responsibility.”
A PTNNT shareholder meeting will be held to approve the transfer of the 7% divestiture shares. In addition, the shareholder meeting will approve the Mine Operator Agreement previously signed between NIL, NTMC and PTMDB, consider and approve a name change for PTNNT and increase the size of the Board of Directors. Newmont and Sumitomo continue to retain control of all mining decisions and the Board of Directors.
With the close of the 2008 divestiture share transfer, Newmont’s ownership in the Batu Hijau mine has been reduced from 39.375% to 35.44%.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com